MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the SB-1 registration statement of Setchfield Resources, Inc. of our report dated February 9, 2007, except note 2 dated March 5, 2007 on our audit of the financial statements of Setchfield Resources, Inc. as of December 31st, 2005 and December 31st, 2006, and the results of its operations and cash flows for the period ended December31st, 2005 and December 31st, 2006 from inception and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
March 5, 2007